Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134884) pertaining to the Triad Guaranty Inc. 401(k) Profit Sharing Plan of our report dated June 23, 2008, with respect to the financial statements and schedule of the Triad Guaranty Inc. 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
Raleigh, North Carolina
June 23, 2008